Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-171752) pertaining to the American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award Plan,

(2)	Registration Statement (Form S-3 No. 333-179411) of American Assets Trust, Inc., and

(3)	Registration Statement (Form S-3 No. 333-179412) of American Assets Trust, Inc.

of our report dated October 26, 2012, with respect to the statement of revenues over certain operating expenses of City Center Bellevue for the year ended December 31, 2011, included in the Form 8-K/A of American Assets Trust, Inc. dated October 26, 2012.

/s/ ERNST & YOUNG LLP
San Diego, California
October 26, 2012